U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                                  SEC File Number 033-90355
                                                  CUSIP Number 36466J 10 9

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended:  March 31, 2002

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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

---------------------------------
     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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Part I - Registrant Information
---------------------------------

Full Name of Registrant: Gameweaver.com, Inc.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

         543 Granville Street, Suite 303

City, State and Zip Code

         Vancouver, BC  V6C 1XB

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Part II - Rules 12b-25(b) and (c)
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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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    State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K,
10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

      The Company did not prepare its financial statements in sufficient time to allow the filing of the 10-Q report by May 15, 2002. As a result, additional time is needed to file the report.

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Part IV - Other Information
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

              William T. Hart                 (303)             839-0061
              -----------------               -----          -----------------
                  (Name)                   (Area Code)      (Telephone Number)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify
         report(s).                                [   ] Yes  [X] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?             [   ] Yes  [X] No

         If  so:  attach  an   explanation
         of the anticipated  change,  both
         narrative-ly                  and
         quantitatively,      and,      if
         appropriate,  state  the  reasons
         why  a  reasonable   estimate  of
         the results cannot be made.


                              GAMEWEAVER.COM, INC.
                           ------------------------
                  (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  May 15, 2002                    By     /s/ William T. Hart
                                            ---------------------------
                                           William T. Hart
                                           Attorney for Gameweaver.com, Inc.
                                           1624 Washington Street
                                           Denver, CO 80203
                                           (303) 839-0061


                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).






Gameweaver 12b-25 for March 02 10-Q 5-14-02